Exhibit 99.3

newcleo Business Combination with NewHold Investment Corp. III

Investor Conference Call Transcript May 27, 2026

Operator

Hello, and welcome to the conference call to discuss the proposed business combination between newcleo and NewHold Investment Corp. III, or NewHold.

I would like to first remind everyone that this call may contain forward-looking statements including, but not limited to, statements relating to newcleo’s and NewHold’s expectations or predictions on their respective financial and business performance and conditions, expectations or assumptions in consummating the proposed business combination between the parties, and future newcleo relationships, milestones, developments and performance. Forward-looking statements are inherently subject to risks, uncertainties (some of which are beyond the control of the parties) and assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements and they are not guarantees of performance. I encourage you to read the press release issued on the 27th of May and the accompanying presentation and to review NewHold’s filings with the SEC for a discussion of these risks that can affect the business combination, newcleo’s business, and the business of the combined company after completion of the proposed business combination.

This call is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. In connection with the proposed business combination, newcleo and NewHold intend to file a registration statement on Form F-4 with the SEC, which will include a proxy statement of NewHold and a prospectus of newcleo, and NewHold shareholders and other interested persons are urged to read those materials when available.

NewHold and newcleo are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

I will now turn the call over to Mr. Kevin Charlton, CEO of NewHold. Please go ahead.

Kevin Charlton – Chief Executive Officer, NewHold Investment Corp. III

Good morning, everyone, and thank you for joining us today. I’m Kevin Charlton, CEO of NewHold Investment Corp. III and I’m thrilled to announce NewHold’s proposed business combination with newcleo, a partnership that brings together the best of European nuclear innovation with the massive opportunities emerging in the United States.

This is my sixth SPAC, and this transaction represents one of the most compelling opportunities I’ve encountered. After reviewing nearly 300 companies, a number of them in the nuclear sector, the NewHold team found that most were not a suitable target for a business combination and entry into the public markets. newcleo is different.

Today I’m joined by Stefano Buono, one of the co-founders and the CEO of newcleo, who will discuss the company’s distinct approach to fuel access and reactor design. You will hear why, in an exciting landscape of SMR companies, newcleo has a unique combination of power output, reactor design, and fuel source that set it apart.

But before I turn it over to Stefano to discuss the business in detail, let me frame why this transaction matters and why now is the perfect time to pursue it.

newcleo is a leading advanced modular reactor company in Europe, with its LFR-AS-200 ranking first among European fast reactor designs and second among fast reactor designs globally in the OECD Nuclear Energy Agency’s Small Modular Reactor Dashboard. The purpose of this merger is clear: to support newcleo’s ability to bring its advanced nuclear technologies and fuel strategy to the rapidly expanding U.S. market.

The company is developing two established European technologies that set it apart. First, Generation 4 lead cooled fast reactors - an advanced nuclear reactor technology that leverages the unique characteristics of lead as a coolant and is designed to provide important safety and performance advantages. Second, mixed oxide, or MOX, fuel manufacturing. MOX is a fuel obtained from the blending of recycled plutonium and uranium, enabling the repurposing of nuclear liabilities into a strategic asset that still contains a lot of energy. Indeed, the vast majority of the available energy remains in spent fuel, and MOX fabrication is a key enabler for the closure of the fuel cycle. Importantly, newcleo holds 31 patent families focused on commercializing both of these established technologies.

So, why is now the right time? Certainly, hyperscaler demand for reliable, clean energy is well understood. But two key regulatory shifts make this the perfect moment for newcleo to enter the U.S. market.

The first is Part 53, the new NRC licensing framework released last month. It is designed to provide a risk-informed, technology-inclusive pathway for advanced nuclear reactor licensing. We believe this is an important development for companies like newcleo.

The second, and equally significant regulatory development, is the major policy shift on fuel recycling. Recent executive orders and Department of Energy initiatives have directed federal agencies to evaluate and support advanced fuel cycle capabilities, including recycling, reprocessing and fuel fabrication. In fact, just yesterday, the DOE announced that Oklo, in partnership with newcleo, has been selected for advanced negotiations under the Surplus Plutonium Utilization Program. This is significant because it moves the process to secure a reliable, cost-effective fuel supply in the U.S. forward. Importantly, this policy shift has solid bipartisan support.

We conducted comprehensive due diligence on newcleo, with a particular focus on the three key risks an SMR company needs to address – what is the technical maturity of your reactor design, what is your fuel source, and do you understand your supply chain? newcleo’s approach addresses all three of these risks head-on, which is not surprising given their 900 plus employees and more than $780 million of previously raised capital. It also helps that Stefano has been a public company CEO before, taking Advanced Accelerator Applications public in 2015 and generating significant returns to shareholders within years before selling it to Novartis.

With that context, let me turn the call over to Stefano Buono to walk you through the newcleo story.

Stefano?

Stefano Buono – Chief Executive Officer, newcleo

Thank you, Kevin, and good morning to everyone.

I want to start by saying how excited we are to be partnering with the team of NewHold, who have already been incredible to work with. I know it will be a long and fruitful relationship.

Now, I want to address what makes newcleo fundamentally different in this space. We’ve built a differentiated platform designed to address the industry’s most critical challenges through three key pillars: technical maturity, fuel availability, and supply chain execution.

Let me start with our reactor technology. Lead-cooled reactor technology has historical operating precedent, including in naval applications during the Cold War. Our design builds on that long operational history.

Lead has characteristics that can provide important safety advantages. Lead is inert. There is a significant lower risk of radioactive release and a significantly mitigated safety risk from contact with air or water, unlike sodium-cooled reactors. This fundamental safety advantage means we can operate with a smaller physical plant and enhanced intrinsic safety that allows for deployment closer to offtakers. This could open up deployment possibilities that simply aren’t available to conventional reactor designs - like co-locating our reactor with an AI or data center or a manufacturing facility requiring a combination of heat and electricity.

We hold 31 patent families covering lead reactor and MOX technology, representing years of innovation and intellectual property development.

This technical maturity opens commercial possibilities well beyond hyperscalers and data centers. We can serve the chemicals industry, concrete manufacturing, aluminum and steel production, and maritime applications. In fact, well-known European companies in those sectors are newcleo partners and investors, demonstrating their long-term commitment to our technology.

Our pipeline speaks to this opportunity: we are in discussions with potential customers representing approximately 9.2 gigawatts electric. Roughly 50% is with hyperscalers and data centers, and 50% is industrial applications. Geographically, about 75% of this opportunity is in Europe, due to our historical presence, and 25% is in the U.S. These discussions remain subject to negotiation and definitive documentation.

Now let me turn to what may be our most significant competitive advantage: MOX fuel.

MOX, or mixed oxide fuel, is a nuclear fuel made by blending plutonium recovered from spent fuel with depleted uranium. We are effectively refabricating nuclear waste into usable energy. And here’s what’s critical to understand: just like our lead-cooled fast reactor technology, MOX has already been used in commercial reactors in France and other countries for decades. Our goal is to help bring advanced fuel manufacturing technology to the United States and support the next phase of the nuclear fuel cycle.

While other advanced reactor developers are taking different approaches to fuel, newcleo’s MOX fabrication approach is focused on reducing costs and decoupling fuel supply from mining and enrichment services. It is cheaper to produce, drawing on feedstock that today is treated as a liability rather than an asset. And because MOX has been manufactured and irradiated commercially for decades, we are scaling a known fuel rather than commercializing a new one. We believe this can be a lower-risk, and lower-cost, fuel pathway that helps address a key industry bottleneck.

There is a significant strategic value in MOX. MOX turns a waste disposal problem into a fuel supply advantage. It reduces dependence on new uranium enrichment. It addresses spent fuel storage concerns that have plagued the industry for decades. It sidesteps the supply constraints facing other advanced fuels. And it may reduce our exposure to certain fuel market volatility, supporting greater confidence in long-term fuel availability as we pursue commercial arrangements.

The third pillar is supply chain control. newcleo is built for full vertical integration. We manufacture with our subsidiaries or partners all of the critical components of the reactor except the generation turbines. We are aiming to build significant control across the supply chain, from reactor construction through fuel fabrication.

We believe that we are the only private company developing a fuel facility for producing MOX from recycled material. This vertical integration gives us control over costs, timelines, and quality in a way that no other company in this space can match.

Crucially, the three pillars that differentiate newcleo’s business are in action today, being tested, producing valuable data, and creating value today.

Let me give you a sense of where we stand as a company.

Development of our lead cooled fast reactor technology is progressing at pace. At our facility in Brasimone, Italy, we have already built several facilities to qualify design, materials, components and instrumentation for use in our reactors. We have begun building a non-nuclear test reactor that includes power generation, known as PRECURSOR, as a way to make an integrated demonstration of reactor operation in start-up, shut down, normal and incidental conditions. This is a facility we have designed, procured and started building using components that are built by our subsidiaries, apart from the turbine.

Our fuel manufacturing business is also moving forward, with the site for our first facility acquired in France, and regulatory process begun there, while we have also engaged with the NRC about the regulatory process in the U.S. We have the same advancement and engagements with our reactor both in France and the U.S.

Progress for the reactor and fuel businesses are both enabled or supported through our supply chain subsidiaries - SRS, Fucina Italy and Rütschi. These subsidiaries also support another of our differentiators - near-term revenue generation from component fabrication. We generated about $80 million in revenue, other income, and financial income during 2024 from these businesses.

Beyond the technical aspects, newcleo is an advanced operating company. We have more than 900 employees. We’ve raised more than $780 million of invested capital.

We designed this company from the start to go public. I have experience there. I founded and took Advanced Accelerator Applications, a radiopharmaceutical business, public in 2015 and sold it to Novartis two years later in a transaction that generated significant returns for shareholders. We led a revolution in that industry: we registered, produced and distributed for the first time in the world theragnostic drugs that use radioactivity to diagnose and treat serious diseases such as neuroendocrine tumors or prostate cancer. I understand what it takes to build and scale a public company, and we have built newcleo with that discipline from day one.

With that foundation in place, let me turn it back to Kevin to discuss newcleo’s U.S. traction, valuation, and what this all means for investors.

Kevin?

Kevin Charlton – Chief Executive Officer, NewHold Investment Corp. III

Thank you, Stefano.

Let me talk about why the U.S. opportunity is so compelling and about the traction we’re seeing here.

The company has strong momentum in Europe given they’re based there. Europe has been ahead on nuclear, and now newcleo looks to bring that experience and track record to the U.S. market at exactly the right moment, particularly given the new supportive permitting environment.

The validation we’re seeing is significant. newcleo has announced its advanced multi-fuel manufacturing facility in partnership with Oklo – one of the most prominent names in advanced nuclear. This is a key validation of newcleo’s fuel strategy and technology from a respected industry leader.

The company also began the NRC pre-application engagement in March for both the advanced reactor and fuel fabrication facility projects. The company has begun moving through the NRC regulatory process with urgency and focus.

Now let’s talk about the details of the transaction.

We are bringing newcleo to market at an approximately $2.4 billion pre-money valuation.

The transaction will be funded with a combination of rollover equity from existing newcleo shareholders, cash proceeds from NewHold’s trust, and our announced PIPE.

After fees and expenses, we expect approximately $374 million of cash to go to newcleo’s balance sheet to fund growth, assuming no redemptions from NewHold’s trust.

At an approximately $2.4 billion pre-money valuation, and based on the selected peer valuation methodology described in our investor presentation, newcleo still compares at a substantial discount to key peers such as X-Energy, NuScale, and our collaborators at Oklo. Given newcleo’s technical maturity, fuel advantage, revenue base, and government-backed traction, we believe this represents significant value.

So, in conclusion, let me summarize why this transaction is so compelling.

newcleo has a differentiated platform, drawing on technologies and fuel-cycle approaches with significant historical precedent. Real revenue and 900+ employees. More than $780 million of invested capital already deployed.

Theirs is a differentiated fuel source that seeks to solve the industry’s biggest bottleneck and turns nuclear waste into an asset.

newcleo is developing a reactor design with inherent physics-based safety features that allow deployment in proximity to offtakers.

The company has governmental support and regulatory momentum, and partnerships with leading industry players.

And newcleo has an accelerating U.S. story at exactly the moment when regulatory tailwinds and policy shifts are creating unprecedented opportunity.

We believe that this is the right company, at the right time, with the right team, entering the public markets at an attractive valuation with significant momentum.

Thank you all for your time today, and we look forward to updating everyone as the business and transaction progress.